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General Pre-Registration Is Open

by Muneeb Ali — May 31, 2019


Pre-registration
Now Open

In April 2019, Blockstack Token LLC publicly filed an offering statement with the SEC to conduct a token offering using the Regulation A+ framework. Upon qualification, the offering is expected to be the first SEC-qualified token offering of its kind. Although the SEC has **not** yet qualified the offering statement, we are pleased to open pre-registration as a part of the "testing-the-waters" phase of our planned sale of Stacks tokens.

Pre-registering now helps us gauge interest and also verifies your identity, making it easy to complete your purchase if and when the sale is qualified.

If you already completed the voucher registration, you don't need to go through the general pre-registration.

Pre-registration steps:

1. Go to stackstoken.com, click on 'Pre-Register'
2. Create an account. If you have a Coinlist account, log in using your Coinlist account.
3. Complete the verification and identification process.

Completion of pre-registration does not complete the purchase of Stacks tokens, and you are not obligated to purchase the amount of Stacks tokens you indicate during your pre-registration, or any Stacks tokens at all.

We will notify you if and when the SEC qualifies the token sale, at which time there will be a few additional steps if you wish to complete your purchase of Stacks tokens. In the meantime, please review the publicly filed preliminary offering circular, Stacks token FAQ, and Whitepaper v2.0 for more information.

We're excited about this potential milestone for the Blockstack ecosystem and community.

Warning about Phishing Attacks *Please be advised that Stacks tokens will be sold only upon qualification by the SEC, and the tokens do not currently trade on any exchange. Official announcement of SEC approval and sale will be through stackstoken.com or other official Blockstack communication channels. Potential investors should be cautious of phishing attacks and false information about our offering from unauthorized parties.*

Rule 255 Legend *This communication may be deemed "testing the waters" material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing.*

No money or other consideration is being solicited, *and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering*

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General Pre-Registration Is Open
MAY 31, 2019

::Jlct.Lt::/1/t::IIL 1/Lt::U uy Lilt: t..UIIIj.Jct.lly VVIL/1 Lilt: JCl_; 1/ct.::J Ut::t::/1 LfUct.L/1/t::U uy Lilt: JCl.;. 111/Y ::JUL..II Ullt::l 1/lct.y Ut:: Announcing the Blockstack Whitepaper 2.0 0 MAY 30, 2019 withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Stacks Wallet v3.0.0: Send and Receive Stacks Securely 0 MAY 29, 2019 Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly h'led offering statement and the preliminary offering circular that is part of that offering statement at stackstoken.com. (6) GOVERNAN CE Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services. GUE ST AUTHOR (4) (1) PRIVAC Y S O CIETY (5) (12) STA C K S TOK EN a 29 Share TE CHNCI AL (22) Previous Post Announcing the Blockstack Whitepaper 2.0 Recent. General Pre-Registration Is Open 0 MAY 31, 2019 Muneeb Ali Muneeb Ali co-founded Blockstack and is the CEO of Blockstack PBC. He is a distributed systems PhD from Princeton and gives guest lectures on cloud computing there. Announcing the Blockstack Whitepaper 2.0 0 MAY 30, 2019 Stacks Wallet v3.0.0: Send and Receive Stacks Securely 0 MAY 29, 2019 Send Share Tweet ill 0 in